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                         VALUE LINE CONVERTIBLE FUND, INC.

                 SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                    EXHIBIT 16

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Year(s) Ended 4/30/98:         1 year            5 years           10 years
                            --------------    -------------      ------------

Initial Investment:                1,000             1,000             1,000
Balance at End of Period:          1,250             1,928             3,449
Change:                              250               928             2,449

Percentage Change:                25.04%            92.76%           244.94%

Average Annual Total Return:      25.04%            14.03%            13.18%

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